Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Third Quarter Earnings

Syracuse, NY, October 22, 2007- Alliance Financial Corporation (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today that its net income for the third quarter of 2007 was $2.4 million, an increase of 32.5% compared with $1.8 million in the year-ago quarter. Diluted earnings per share were $0.51 in the third quarter, which was unchanged from the third quarter of 2006. Net income for the nine months ended September 30, 2007 was $7.0 million or $1.47 per diluted share, compared with $5.2 million or $1.47 per diluted share in the year-ago period. The growth in net income for the three months and nine months ended September 30, 2007 compared with the year-ago periods resulted primarily from the acquisition of Bridge Street Financial, Inc. (“Bridge Street”), a $219.3 million bank holding company, in October 2006. Improvements in the Company’s net interest margin and non-interest income also contributed to the earnings growth.

Jack H. Webb, President and CEO of Alliance said, “The increase in our net interest margin and disciplined expense control had a positive impact on earnings in the third quarter despite continuing competitive and economic challenges in our markets. Net income increased 6% from the second quarter of this year, with gains in net interest income and non-interest income and lower non-interest expenses offsetting an increase in loan loss provisions.”

Total assets were $1.3 billion at September 30, 2007, which was an increase of $20.6 million or 1.6% from December 31, 2006. Total loans and leases (net of unearned income) were $891.4 million at September 30, 2007, compared with $886.9 million and $882.6 million at June 30, 2007 and December 31, 2006, respectively.

Residential mortgages totaled $268.8 million or 30.2% of total loans and leases at September 30, 2007, reflecting increases of $6.9 million and $15.5 million compared with June 30, 2007 and December 31, 2006, respectively. This growth in residential mortgages has come entirely from conventional mortgages originated in our local markets as the result of our long established plan to grow our mortgage origination operations. The Company does not originate and has no sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages in its portfolio.

Commercial loans totaled $214.2 million or 24.1% of total loans and leases at September 30, 2007, compared with $221.7 million or 25.1% and $223.6 million or 25.4% of total loans and leases at June 30, 2007 and December 31, 2006, respectively. The decrease in commercial loans occurred largely as a result of the payoffs of several commercial relationships where the Company elected not to offer certain aggressive rate and credit terms that would have been necessary to retain these relationships. In addition, the Company experienced seasonal paydowns of several lines of credit.

The Company’s commercial lease portfolio (net of unearned income) totaled $130.2 million or 14.7% of total loans and leases at September 30, 2007, compared with $129.8 million or 14.7% and $131.0 million or 14.9% at June 30, 2007 and December 31, 2006, respectively.

Total deposits increased to $944.1 million at September 30, 2007, compared with $929.3 million and $935.6 million at June 30, 2007 and December 31, 2006, respectively.

Nonperforming assets were $4.8 million or 0.37% of total assets at September 30, 2007, compared with $5.5 million or 0.43% of total assets and $2.6 million or 0.21% of total assets at June 30, 2007 and December 31, 2006, respectively. Commercial loans on nonaccrual status decreased $924,000 in the third quarter due largely to one relationship’s return to performing status during the quarter. Loans and leases past due 30 days or more (including nonperforming loans) totaled $12.9 million or 1.45% of total loans and leases at September 30, 2007, compared with $12.7 million or 1.43% at June 30, 2007 and $16.3 million or 1.85% at December 31, 2006. Delinquencies at December 31, 2006 were impacted by the acquisition of the Bridge Street loan portfolio.

The provision for loan and lease losses was $1.1 million and $2.6 million in the quarter and nine months ended September 30, 2007, compared with $550,000 and $2.0 million, respectively, in the year-ago periods. Net charge-offs were $815,000 and $1.8 million in the quarter and nine months ended September 30, 2007, compared with $318,000 and $1.5 million in the respective year-ago periods. The allowance for loan and lease losses was $7.9 million at September 30, 2007, compared with $7.5 million and $7.0 million at June 30, 2007 and December 31, 2006, respectively. The ratio of the allowance for loan and lease losses to nonperforming loans and leases was 176.1% at September 30, 2007, compared with 139.3% and 266.4% at June 30, 2007 and December 31, 2006, respectively. The ratio of the allowance for loan and lease losses to total loans and leases was 0.88% at September 30, 2007, compared with 0.85% and 0.80% at June 30, 2007 and December 31, 2006, respectively.

Webb added, “We have continued to build our loan loss reserves in response to higher net charge-offs and our perception of the weakening economic and credit conditions, with the provision for loan losses exceeding our net charge-offs by nearly 40% in the third quarter.”

Shareholders’ equity was $113.4 million at September 30, 2007, compared with $110.3 million and $109.5 million at June 30, 2007 and December 31, 2006, respectively. Net income of $2.4 million in the third quarter of 2007 was partially offset by dividends of $1.1 million. Additionally, accumulated other comprehensive loss decreased $1.7 million in the third quarter due to an improvement in unrealized losses on securities available-for-sale as a result of changes in market conditions and interest rates. The securities available-for-sale portfolio is predominantly comprised of investment grade mortgage-backed securities, securities issued by U.S. government sponsored corporations and municipal securities. Our mortgage-backed securities portfolio is comprised of pass-through securities guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, and does not include any securities backed by subprime or other high-risk mortgages.

Net interest income totaled $8.2 million in the three months ended September 30, 2007, an increase of $1.7 million or 27.0% compared with the third quarter of 2006. Net interest income totaled $24.3 million in the nine months ended September 30, 2007, which was an increase of $4.8 million or 24.6% compared with the same period in 2006. The growth in net interest income resulted largely from the acquisition of Bridge Street and growth in the Company’s lease portfolio in the second half of 2006, along with improvement in the Company’s net interest margin. Loans and leases comprised 77.0% of average earning assets in the third quarter of 2007, compared with 74.1% in the year-ago quarter. The higher proportion of earning assets in loans and leases, combined with general upward repricing of the Company’s earning assets, contributed to an increase in the Company’s earning asset yield which offset an increase in its cost of funds. The Company’s earning asset yield was 6.43% in the third quarter of 2007, an increase of 31 basis points compared with the same quarter in 2006. The earning asset yield was 6.35% in the second quarter of 2007.

The Company’s cost of funds was 3.86% in the third quarter of 2007, an increase of 20 basis points compared with the third quarter of 2006. The increase in the cost of funds compared with the year-ago quarter resulted primarily from higher short-term interest rates and highly competitive pricing for time accounts and municipal deposits in our market area. The Company’s cost of funds was 3.78% in the second quarter of 2007.

The Company’s net interest margin on a tax-equivalent basis was 3.04% in the third quarter of 2007, compared with 2.93% in the third quarter of 2006. The net interest margin was 3.01% in the second quarter of 2007. The net interest margin was 3.03% and 3.00% for the nine months ended September 30, 2007 and 2006, respectively.

Non-interest income was $5.5 million in the third quarter of 2007, which was an increase of $1.3 million or 32.1% compared with $4.2 million in the third quarter of 2006. Non-interest income was $15.8 million in the nine months ended September 30, 2007, which was an increase of $3.5 million or 28.1% compared with the year-ago period. The increases in non-interest income are due primarily to the effect of the Bridge Street acquisition, higher investment management income, and organic growth in customer service charges and transaction fees. Rental income from leases decreased $185,000 or 100% in the third quarter due to the planned winding down of the operating lease portfolio. Non-interest income comprised 40.2% of total revenue in the third quarter of 2007 compared with 39.2% in the year-ago quarter and 39.3% in the second quarter of 2007.

Webb said, “We are very pleased with the performance of our investment management business, with income from this business up more than 8% in the third quarter compared with the year ago quarter. Assets under management exceeded $1.0 billion for the first time ever in the third quarter through a combination of overall market performance and growth in our personal, institutional, and not-for-profit segments.”

Non-interest expenses were $9.4 million in the quarter ended September 30, 2007, an increase of $1.7 million or 22.6% compared to $7.7 million in the third quarter of 2006. Non-interest expenses were $28.4 million in the nine months ended September 30, 2007, which was an increase of $5.1 million or 22.1% compared with the year-ago period. These increases resulted primarily from the incremental costs associated with the operation of Bridge Street’s branches and its insurance agency, the costs associated with processing the increased volume of customer transactions and amortization of intangible assets recorded in connection with the acquisition. The Company’s efficiency ratio was 68.7% in the third quarter of 2007, compared with 72.3% in the year-ago quarter and 72.5% in the second quarter of 2007, and  70.7% for the nine months ended September 30, 2007, compared with 72.9% in the year-ago period.

The Company’s effective tax rate was 23.4% in the third quarter, compared with 24.0% in the year-ago quarter.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary. It provides banking, commercial leasing, and trust and investment services through 29 office locations in Cortland, Madison, Oneida, Onondaga and Oswego counties, and insurance brokerage through its wholly-owned subsidiary, Ladd’s Agency, Inc. The Bank also operates a trust administration center in Buffalo, NY and offers equipment lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, that are less favorable than expected, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation Consolidated Balance Sheets (Unaudited)

	September 30, 2007	December 31, 2006

Assets	(Dollars in thousands, except share and per share data)
Cash and due from banks	$28,160	$27,398

Securities available-for-sale	267,703	254,002
Federal Home Loan Bank of NY (“FHLB”) and
Federal Reserve Bank (“FRB”) Stock	9,228	7,985

Total loans and leases, net of unearned income	891,368	882,566
Less allowance for loan and lease losses	7,863	7,029

Net loans and leases	883,505	875,537

Premises and equipment, net	18,210	20,125
Accrued interest receivable	5,836	4,605
Bank-owned life insurance	16,922	16,449
Assets held for sale	2,866	2,367
Goodwill	33,501	33,456
Intangible assets, net	13,593	14,912
Other assets	14,035	16,131

Total assets	$1,293,559	$1,272,967

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$128,835	$129,575
Interest bearing	815,233	806,021

Total deposits	944,068	935,596

Borrowings	189,135	179,650
Accrued interest payable	3,442	2,651
Other liabilities	17,705	19,790
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,180,124	1,163,461

Common stock	4,910	4,895
Surplus	39,386	38,986
Undivided profits	74,539	70,658
Accumulated other comprehensive loss	(1,507)	(2,122)
Treasury stock	(3,893)	(2,911)

Total shareholders’ equity	113,435	109,506

Total liabilities and shareholders’ equity	$1,293,559	$1,272,967

Common shares outstanding	4,783,509	4,800,512
Book value per share	$23.71	$22.81
Tangible book value per share	$13.87	$12.74

Alliance Financial Corporation Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$269	$179	$184	$2,965
Securities	257,123	240,289	255,931	249,396
FHLB and FRB stock	8,713	5,983	8,563	5,918
Loans and leases receivable:
Residential real estate loans	265,633	194,210	259,844	189,691
Commercial loans	221,373	164,079	221,605	163,104
Leases, net of unearned income	130,580	98,513	131,032	80,316
Indirect loans	182,285	182,757	181,148	178,421
Other consumer loans	91,579	66,221	90,519	66,827

Loans and leases receivable, net of unearned income	891,450	705,780	884,148	678,359

Total earning assets	1,157,555	952,231	1,148,826	936,638

Non-earning assets	121,075	55,913	122,948	56,085

Total assets	$1,278,630	$1,008,144	$1,271,774	$992,723

Interest bearing liabilities:
Interest bearing checking accounts	$98,959	$86,010	$97,004	$84,971
Savings accounts	83,923	54,025	84,728	55,069
Money market accounts	188,892	160,121	195,958	170,833
Time deposits	441,531	371,922	433,242	358,448
Borrowings	177,903	147,176	178,524	139,040
Junior subordinated obligations	25,774	12,028	25,774	10,883

Total interest bearing liabilities	1,016,982	831,282	1,015,230	819,244

Non-interest bearing deposits	129,436	96,332	126,304	93,438
Other non-interest bearing liabilities	20,747	9,684	19,613	9,704

Total liabilities	1,167,165	937,298	1,161,147	922,386
Shareholders’ equity	111,465	70,846	110,627	70,337

Total liabilities and shareholders’ equity	$1,278,630	$1,008,144	$1,271,774	$992,723

Alliance Financial Corporation Loan and Deposit Composition (Unaudited)

	September 30, 2007		June 30, 2007		December 31, 2006

	Amount	Percent	Amount	Percent	Amount	Percent

Loan portfolio composition	(Dollars in thousands)
Residential real estate loans	$268,774	30.2%	$261,886	29.5%	$253,289	28.7%
Commercial loans	214,217	24.1%	221,687	25.1%	223,600	25.4%
Leases, net of unearned income	130,224	14.7%	129,823	14.7%	131,048	14.9%
Indirect loans	182,104	20.5%	180,944	20.5%	181,929	20.7%
Other consumer loans	92,997	10.5%	89,754	10.2%	90,438	10.3%

Total loans and leases	$888,316	100.0%	$884,094	100.0%	$880,304	100.0%

Net deferred loan costs	3,052		2,793		2,262
Allowance for loan and lease losses	(7,863)		(7,538)		(7,029)

Net loans and leases	$883,505		$879,349		$875,537

Deposit composition
Non-interest bearing checking	$128,835	13.7%	$126,606	13.6%	$129,575	13.9%
Interest bearing checking	103,370	10.9%	97,806	10.5%	93,819	10.0%

Total checking	232,205	24.6%	224,412	24.1%	223,394	23.9%
Savings	82,176	8.7%	84,965	9.2%	86,025	9.2%
Money market	192,358	20.4%	184,357	19.8%	189,142	20.2%
Time deposits	437,329	46.3%	435,558	46.9%	437,035	46.7%

Total deposits	$944,068	100.0%	$929,292	100.0%	$935,596	100.0%

Alliance Financial Corporation Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

	(Dollars in thousands, except share and per share data)
Interest income:
Interest and fees on loans and leases	$15,057	$11,498	$44,280	$32,267
Federal funds sold and interest bearing deposits	7	4	16	121
Securities	2,964	2,564	8,758	7,852

Total interest income	18,028	14,066	53,054	40,240

Interest expense:
Deposits:
Savings accounts	114	74	339	225
Money market accounts	1,533	1,188	4,673	3,624
Time accounts	5,355	4,203	15,343	11,130
NOW accounts	252	135	665	336

Total	7,254	5,600	21,020	15,315

Borrowings:
Repurchase agreements	742	709	2,248	1,880
FHLB advances	1,331	1,047	3,985	2,864
Junior subordinated obligations	495	248	1,465	644

Total interest expense	9,822	7,604	28,718	20,703

Net interest income	8,206	6,462	24,336	19,537
Provision for loan and lease losses	1,140	550	2,590	1,967

Net interest income after provision for loan and lease losses	7,066	5,912	21,746	17,570

Non-interest income:
Investment management income	2,335	2,157	6,834	6,637
Service charges on deposit accounts	1,382	1,001	3,924	2,938
Card-related fees	486	293	1,421	851
Insurance agency income	479	—	1,335	—
Income from bank-owned life insurance	160	102	473	300
Gain on the sale of loans	46	24	129	70
Rental income from leases	—	185	125	601
Other non-interest income	619	408	1,567	945

Total non-interest income	5,507	4,170	15,808	12,342

Non-interest expense:
Salaries and employee benefits	4,634	3,903	13,631	11,722
Occupancy and equipment expense	1,560	1,495	5,087	4,528
Communication expense	174	146	583	407
Stationery and supplies expense	156	125	450	336
Marketing expense	296	196	1,012	801
Amortization of intangible asset	435	126	1,319	378
Professional fees	641	697	2,069	2,083
Other operating expense	1,529	1,000	4,212	2,979

Total non-interest expense	9,425	7,688	28,363	23,234

Income before income tax expense	3,148	2,394	9,191	6,678
Income tax expense	738	575	2,154	1,447

Net income	$2,410	$1,819	$7,037	$5,231

Share and Per Share Data
Basic average shares outstanding	4,709,334	3,503,851	4,714,379	3,496,132
Diluted average shares outstanding	4,756,088	3,585,204	4,776,138	3,569,326
Basic earnings per share	$0.51	$0.52	$1.49	$1.50
Diluted earnings per share	$0.51	$0.51	$1.47	$1.47
Cash dividends declared	$0.22	$0.22	$0.66	$0.66

Alliance Financial Corporation Consolidated Financial Information (Unaudited)

	September 30, 2007	June 30, 2007	December 31, 2006

	(Dollars in thousands)
Asset quality
Non-accruing loans and leases
Residential real estate loans	$294	$295	$298
Commercial loans	2,562	3,486	1,248
Leases	347	350	99
Indirect loans	43	40	63
Other consumer loans	138	231	141

Total non-accruing loans and leases	3,384	4,402	1,849
Accruing loans and leases delinquent 90 days or more	1,080	1,009	790

Total non-performing loans and leases	4,464	5,411	2,639
Other real estate and repossessed assets	326	66	—

Total non-performing assets	$4,790	$5,477	$2,639

Allowance for loan and lease losses	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

	(Dollars in thousands)
Allowance for loan and lease losses, beginning of period	$7,538	$5,170	$7,029	$4,960

Loans and leases charged-off	(924)	(519)	(2,377)	(2,030)
Recoveries of loans and leases previously charged-off	109	201	621	505

Net loans and leases charged-off	(815)	(318)	(1,756)	(1,525)

Provision for loan and lease losses	1,140	550	2,590	1,967

Allowance for loan and lease losses, end of period	$7,863	$5,402	$7,863	$5,402

Alliance Financial Corporation Consolidated Financial Information (Unaudited)

	At or for the three months ended September 30		At or for the nine months ended September 30
Key Ratios
	2007	2006	2007	2006

Return on average assets	0.75%	0.72%	0.74%	0.70%
Return on average equity	8.64%	10.27%	8.48%	9.91%
Yield on earning assets	6.43%	6.12%	6.36%	5.94%
Cost of funds	3.86%	3.66%	3.77%	3.37%
Net interest margin (tax equivalent) (1)	3.04%	2.93%	3.03%	3.00%
Non-interest income to total income (2)	40.15%	39.22%	39.38%	38.72%
Efficiency ratio (3)	68.74%	72.31%	70.65%	72.88%
Dividend payout ratio (4)	43.14%	43.14%	44.90%	44.90%

Net loans and leases charged-off to average loans and leases, annualized	0.37%	0.18%	0.26%	0.30%
Provision for loan and lease losses to average loans and leases, annualized	0.51%	0.31%	0.39%	0.39%
Allowance for loan and lease losses to total loans and leases	0.88%	0.74%	0.88%	0.74%
Allowance for loan and lease losses to non-performing loans and leases	176.1%	495.8%	176.1%	495.8%
Non-performing loans and leases to total loans and leases	0.50%	0.15%	0.50%	0.15%
Non-performing assets to total assets	0.37%	0.11%	0.37%	0.11%

(1)	Tax equivalent net interest income divided by average earning assets

(2)	Non-interest income (net of realized gains and losses on securities) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)

(3)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)

(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation Selected Quarterly Financial Data (Unaudited)

	2007			2006

	Third	Second	First	Fourth	Third

	(Dollars in thousands, except per share data)
Interest income	$18,028	$17,649	$17,377	$17,433	$14,066
Interest expense	9,822	9,600	9,296	9,248	7,604

Net interest income	8,206	8,049	8,081	8,185	6,462
Provision for loan and lease losses	1,140	700	750	510	550

Net interest income after provision for loan and leases losses	7,066	7,349	7,331	7,675	5,912
Other non-interest income	5,507	5,212	5,089	5,476	4,170
Other non-interest expense	9,425	9,617	9,321	10,756	7,688

Income before income tax expense	3,148	2,944	3,099	2,395	2,394
Income tax expense	738	671	745	315	575

Net income	$2,410	$2,273	$2,354	$2,080	$1,819

Stock and related per share data
Basic earnings per share	$0.51	$0.48	$0.50	$0.44	$0.52
Diluted earnings per share	$0.51	$0.48	$0.49	$0.43	$0.51
Basic weighted average shares outstanding	4,709,334	4,709,334	4,724,638	4,720,384	3,503,851
Diluted weighted average shares outstanding	4,756,088	4,771,091	4,799,638	4,801,544	3,585,204
Cash dividends paid per share	$0.22	$0.22	$0.22	$0.22	$0.22
Dividend payout ratio(1)	43.14%	45.83%	44.90%	51.16%	43.14%
Book value	$23.71	$23.06	$23.07	$22.81	$20.51
Tangible book value(2)	$13.87	$13.10	$13.01	$12.74	$17.92

Capital
Tier 1 leverage ratio	7.53%	7.41%	7.34%	7.34%	8.93%
Tier 1 risk based capital	10.62%	10.41%	10.15%	10.14%	12.45%
Total risk based capital	11.53%	11.29%	11.01%	10.97%	13.39%

Selected ratios
Return on average assets	0.75%	0.71%	0.75%	0.67%	0.72%
Return on average equity	8.64%	8.22%	8.58%	8.31%	10.27%
Yield on earning assets	6.43%	6.35%	6.30%	6.34%	6.12%
Cost of funds	3.86%	3.78%	3.67%	3.70%	3.66%
Net interest margin (tax equivalent) (3)	3.04%	3.01%	3.04%	3.08%	2.93%
Non-interest income to total income (4)	40.15%	39.31%	38.64%	40.08%	39.22%
Efficiency ratio(5)	68.74%	72.52%	70.77%	78.74%	72.31%

Asset quality ratios
Net loans and leases charged-off to average loans and leases, annualized	0.37%	0.22%	0.20%	0.08%	0.18%
Provision for loans and lease losses to average loans and leases, annualized	0.51%	0.32%	0.34%	0.24%	0.31%
Allowance for loan and lease losses to total loans and leases	0.88%	0.85%	0.83%	0.80%	0.75%
Allowance for loan and lease losses to non- performing loans and leases	176.1%	139.3%	132.7%	266.4%	495.8%
Non-performing loans and leases to total loans and leases	0.50%	0.61%	0.62%	0.30%	0.15%
Non-performing assets to total assets	0.37%	0.43%	0.44%	0.21%	0.11%

(1)	Cash dividends declared per share divided by diluted earnings per share

(2)	Shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tax equivalent net interest income divided by average earning assets

(4)	Non-interest income (net of realized gains and losses on securities) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)

(5)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)